EXHIBIT 10.10
RMI TITANIUM COMPANY
1995 Stock Plan
As amended January 26, 2007
(NOTE: Pursuant to Section 4.2 of that certain Agreement and Plan of Merger, dated as of August 20, 1998,by and among RMI Titanium Company (“RMI”), RTI International Metals, Inc.(“RTI”) and RMI Acquisition Company, effective September 30, 1998 this Plan was assumed by RTI., which, as of such date became the parent of RMI. All references to RMI from and after such date became references to RTI.)
1. Objectives. The RMI Titanium Company 1995 Stock Plan (the “Plan”) is designed:
     a.) to promote the long-term financial interests and growth of the Company and its subsidiaries by attracting and retaining management personnel with the training, experience and ability to enable them to make a substantial contribution to the success of the Company’s business.
     b.) to motivate management personnel by means of growth-related incentives to achieve long-range growth goals; and
     c.) to further the identity of interests of participants with those of the shareholders of the Company through opportunities for increased stock ownership in the Company.
2. Definitions.
     a.) Board. The Board of Directors of RMI Titanium Company.
     b.) Committee. A Committee of at least three directors appointed by the Board to take action under this Plan.
     c.) Company. RMI Titanium Company (RMI) and its subsidiaries.
     d.) Fair Market Value. Such value of a Share as reported for stock exchange transactions and determined in accordance with any applicable resolutions or regulations of the Committee in effect at the relevant time;
     e.) Grant. A Grant made under the Plan to a Participant in the form of an Option, Stock Appreciation Right or Restricted Stock or any combination thereof;
     f.) Participant. An employee of the Company to whom a Grant is made; and
     g.) Share. A share of Common Stock of RMI which may be authorized but unissued or issued and reacquired.
3. Eligibility. Employees of the Company eligible for a Grant under the Plan are those in responsible positions whose performance, in the judgment of the Committee, may affect the Company’s success.
4. Administration. The Plan shall be administered by the Committee which shall be constituted to permit the Plan to comply with Rule 16b-3 promulgated under the Securities and Exchange Act of 1934 or any successor rule. The Committee shall determine the type or types of Grants to be made to each Participant and shall set forth in such Grant the terms, conditions and limitations applicable to it, including provisions relating to change in control of the Company. Grants may be made singly, in combination or in tandem. The Committee shall have full and exclusive power to interpret the Plan, to adopt rules, regulations and guidelines relating to the Plan, to grant waivers of Plan restrictions and to make all of the determinations necessary for its administration.

5. Shares Subject to the Plan. Up to 2% of the outstanding Common Stock as determined on December 31 of the preceding year, shall be available for Grants during each calendar year in which the Plan is in effect. Shares related to Grants that are forfeited, terminated, cancelled, expire unexercised, settled in cash in lieu of stock or in such manner that all or some of the Shares covered by a Grant are not issued to a Participant shall immediately become available for Grants. Any unused portion of the percentage limit of common stock in any calendar year shall be carried forward and available for Grants in succeeding calendar years.
6. Delegation of Authority. The Committee may delegate to the Stock Option Officer and to other senior officers of the Company its duties under the Plan subject to such conditions and limitations as the Committee shall prescribe except that only the Committee may designate and make Grants to Participants who are subject to Section 16 of the Securities and Exchange Act of 1934.
7. Options. A right to purchase a specified number of Shares at not less than 100% of Fair Market Value on the date of the Grant. All Options will be Non-Qualified Options. Full payment for Shares purchased shall be made at the time of the exercise of the Option, in whole or in part. Payment of the purchase price shall be made in cash or in such other form as the Committee may approve, including Shares valued at the Fair Market Value of the Shares on the date of exercising the Option.
8. Stock Appreciation Rights. A right to receive a payment in cash and/or Shares equal to the excess of the Fair Market Value of a Share on the date the Stock Appreciation Right (SAR) is exercised over the Fair Market Value of a Share at the date of the SAR Grant for a specified number of Shares.
9. Restricted Stock. An award of Shares for no cash consideration, if permitted by applicable law, or for such other consideration as determined by the Committee. All or part of the award may be subject to conditions including, but not limited to, continuous service with the Company; achievement of business objectives; individual, unit and Company performance and other criteria; and provisions for forfeiture and restricting transfer. Subject to such forfeiture and transfer restriction provisions as may be established by the Committee, any Participant receiving an award shall have all the rights of a shareholder of the Company with respect to Shares of Restricted Stock, including the right to vote the Shares and the right to receive any cash dividends thereon.
10. Transfer. No Grant may be assigned, pledged or transferred other than by will or by the laws of descent and distribution and during a Participant’s lifetime shall be exercisable only by the Participant or his or her guardian or legal representative.
11. Adjustments. In the event of any change in the outstanding Common Stock of RMI by reason of a stock split, stock dividend, stock combination or reclassification, recapitalization or merger, or similar event, the Committee shall, in an equitable manner, adjust appropriately the number of Shares available for or covered by Grants and Share prices related to outstanding Grants and make such other revisions to outstanding Grants as it deems appropriate.
12. Tax Withholding. RMI shall have the right to deduct applicable taxes from any cash payment under the Plan which are required to be withheld and further to condition the obligation to deliver or the vesting of Shares under the Plan upon the Participant paying RMI such amount as it may request to satisfy any liability for applicable withholding taxes. Grants under the Plan may provide that Participants may elect to have RMI withhold Shares to satisfy all or part of their withholding liability with the value of such withheld Shares based upon the Fair Market Value on the date the tax withholding is required to be made.
13. Amendments. The Committee shall have the authority to make such amendments to any terms and conditions applicable to outstanding Grants as are consistent with this Plan provided that, except for adjustments under Paragraph 11 hereof, no such action shall modify such Grant in a manner adverse to the Participant without the Participant’s consent except as such modification is provided for or contemplated in the terms of the Grant.
     The Board may amend, suspend or terminate the Plan except that no such action may be taken which would, without shareholder approval, or except as permitted pursuant to Paragraph 11, increase the aggregate number of Shares available for Grants under the Plan, decrease the price of Options or SARs, change the requirements relating to the Committee or extend the term of the Plan.

14. Effective and Termination Dates. The Plan shall be effective on the date it is approved by the shareholders of RMI and shall terminate ten years later, subject to earlier termination by the Board pursuant to Paragraph 13.